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                                                                   EXHIBIT 3.A.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              HARTMARX CORPORATION

                               ----------------

                   Adopted in accordance with the provisions of Section 242 of the General Corporation
                          Law of the State of Delaware

                               ----------------

  We, Richard P. Hamilton, Chairman, and Carey M. Stein, Secretary, of HARTMARX CORPORATION, a corporation existing under the laws of the State of Delaware, do hereby certify as follows:

  FIRST: That the name of the corporation is HARTMARX CORPORATION.

  SECOND: That the Certificate of Incorporation of the corporation was filed by the Secretary of State of Delaware on February 10, 1983.

  THIRD: That the first paragraph of Article FOURTH of the Restated Certificate of Incorporation of said Corporation has been amended to read as follows:

    "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 77,500,000. Of these, (i) 75,000,000 shares shall be shares of common stock of the par value of $2.50 per share (hereinafter sometimes referred to as "Common Stock'); and (ii) 2,500,000 shares shall be shares of preferred stock of the par value of $l.00 per share (hereinafter sometimes referred to as "Preferred Stock')."

  FOURTH: That such amendment has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the
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affirmative vote of the holders of a majority of all outstanding stock entitled to vote at a meeting of stockholders.

  IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under penalties of perjury this 10th day of April, 1986.


                                        /s/ Richard P. Hamilton
                                          -------------------------------------
                                          Richard P. Hamilton, Chairman

Attest:

/s/ Carey M. Stein
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Carey M. Stein, Secretary